Exhibit 10.89

October 7, 2002

Mitchell Drilling Contractors Pty Ltd.
23 Limestone Street
Darra, Queensland
4076, Australia

Gentlemen:

         Mitchell Drilling Contractors Pty Ltd. (“Mitchell”) proposes to: (a) enter into Contract of Sale (“Soilmec Contract”) with Soilmec Branham, Inc. and Soilmec, S.p.A. (collectively “Soilmec”) substantially in the form attached as Exhibit A hereto to purchase the Material and Equipment (as defined therein) including, without limitation, one (1) G 102 Hydraulic Drilling Rig and certain other goods related thereto (“Soilmec Equipment”); (b) enter into a new Drilling Contract with Tipperary Oil & Gas (Australia) Pty Ltd. (“TOGA”) to drill forty-eight (48) wells on a turn-key basis utilizing the Equipment as summarized in Section 2 below; (c) extend and revise the Agreement for Hire dated effective November 20, 2000 between Mitchell and TOGA; and (d) purchase three (3) Atlas Copco XRVS 455Md compressors (“Compressors”) from TOGA as summarized in Section 4 below. For a sufficient consideration received by each, Mitchell and TOGA hereby agree on behalf of themselves, and their respective successors and assigns, to perform the following transactions with respect to the Soilmec Equipment and the Compressors (collectively the “Equipment”).

1.	Loan. Contemporaneously with Mitchell’s execution of the Soilmec Contract, TOGA shall loan Mitchell of up to an amount equal to fifteen per cent (15%) of the purchase price of the Equipment (which is currently estimated to be U.S. One Million Three Hundred Fifteen Thousand and No/100 Dollars), which Mitchell shall use for the sole purpose of making a down payment for the Equipment. The loan made by TOGA pursuant to this agreement shall not bear any interest prior to maturity, and shall be repaid by Mitchell on or before March 15, 2003 unless demand for payment is sooner made, all as more particularly described in the promissory note delivered by Mitchell to TOGA contemporaneously herewith. Mitchell shall make all payments under the loan at TOGA’s address at 633 17th Street, Suite 1550, Denver, Colorado 80202 or at such other address as TOGA may designate in writing.

Mitchell Drilling Contractors Pty Ltd.

October 7, 2002

a. Mitchell shall provide written notice to TOGA at least seventy-two (72) hours before TOGA will be obligated to loan the down payment to Mitchell (or to Soilmec for Mitchell’s account) pursuant to this agreement, which shall contain (i) the amount of the loan, (ii) wire transfer or other applicable instructions, and (iii) such other information as TOGA may reasonably require.

b. Upon request, TOGA shall subordinate the loan to a loan to be obtained by Mitchell from a bank of Mitchell’s choice to finance the balance of the purchase price; and Mitchell shall deliver a charge instrument reasonably satisfactory to TOGA granting TOGA a security interest in the Equipment. Notwithstanding any provision of the promissory note, security agreement or other document relating to the loan to the contrary, Mitchell shall be in default under the loan if Mitchell defaults in the payment or performance of the acquisition loan or the Soilmec Contract. In the event of default, payment of the outstanding balance of the note shall be accelerated and shall become immediately due and payable without demand, grace, notice of acceleration, notice of intent to accelerate, presentment for payment or any other action or notice.

c. In addition to other remedies and rights that TOGA may otherwise have under any other document with respect to the Equipment, TOGA shall have the right to acquire the Equipment (at TOGA’s option) at any time on or before March 15, 2003. If TOGA exercises this option, TOGA shall: (i) assume the outstanding principal balance of Mitchell’s acquisition loan (or prepay the outstanding balance of that loan as of the date of sale) as full consideration for the acquisition; (ii) obtain delivery of the Soilmec Equipment pursuant to the terms and conditions of the Soilmec Contract (to the extent applicable as of the date of sale), and (iii) be fully substituted as the buyer of the Soilmec Equipment by Soilmec including, without limitation, all warranties relating to the Soilmec Equipment.

2.	Drilling Contract. Mitchell and TOGA shall enter into a Drilling Contract, based on the form attached hereto as Exhibit B hereto, which shall be amended and amplified as reasonably necessary to reflect Mitchell’s and TOGA’s agreement with respect to use and disposition of the Equipment including, without limitation, the following: (a) a three (3) year term (“Term”); (b) Mitchell shall use the Equipment to drill up to forty-eight (48) wells during the Term on a turn-key basis at locations selected by TOGA on the Comet Ridge Project for wells to be drilled thereon subject to the terms and conditions of Joint Operating Agreement covering the Comet Ridge Project, or for wells to be drilled at locations selected by TOGA on any other oil and gas projects subject to the terms and conditions of the applicable joint operating agreements, in Australia as TOGA may reasonably designate; (c) TOGA shall have a preferential right to use the Equipment and shall pay (i) amounts computed from the “Rates for Drilling and Associated Services” attached as Exhibit C hereto to Mitchell for each well drilled by Mitchell during the Term

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October 7, 2002

utilizing the Equipment (“Turn-Key Rate”) and (ii) Australian Three Thousand Two Hundred and No/100 Dollars ($3,200.00) as a standby charge, without a crew, per day during the Term (“Standby Period”) that (aa) the Equipment is available, and in all respects ready, for Mitchell to use on any suitable oil and gas project for TOGA, but (bb) TOGA has not designated an oil and gas project for Mitchell to work on; (d) Mitchell shall (i) reduce the aggregate proceeds accruing to it under the Drilling Contract during the Term by an amount equal to one-third (1/3) of all standby payments collected by Mitchell during the first sixty (60) days of all Standby Periods during the Term (“Standby Credit”), with each Standby Credit to be recoverable over a period that is three times as long as each applicable Standby Period, and (ii) use its best endeavors to seek other work for the Equipment during any Standby Period, subject to TOGA’s prior consent to insure availability of the Equipment, to reduce the standby charges that might otherwise accrue; (e) Mitchell and TOGA shall adjust the Turn-Key Rate at the end of the first and second year of the Drilling Contract based upon an increase in the consumer price index applicable in Queensland, Australia; (f) TOGA shall have a preferential right to extend or replace the drilling contract and to hire Mitchell to drill additional wells at the end of the Term for a turnkey price equal to the Turn-Key Rate in effect during the third year of the Drilling Contract, adjusted to reflect a net increase or decrease in the aggregate annual consumer price indices during the Term, at the end of the third year of the Drilling Contract; (g) TOGA shall have the right to purchase the Equipment, at its election at any time during the Term, with the price paid by TOGA for the equipment to be an amount equal to (i) the actual invoice cost Mitchell paid for the Equipment, reduced by (ii) an amount equal to one per cent (1%) per month from the beginning of the Term through the month that TOGA purchases the Equipment pursuant to this Subclause; and (h) TOGA shall have the further right to purchase the Equipment if, at any time during the Term, Mitchell becomes bankrupt or insolvent, or is unable to pay installments of principle and interest as they become due pursuant to the credit facility obtained by Mitchell to purchase the Equipment.

3.	Agreement for Hire. Mitchell and TOGA shall amend the Agreement for Hire to: (a) extend the term of that agreement for three (3) years, so that the Drilling Contract and the Agreement for Hire shall terminate on the same date; and (b) permit Mitchell to utilize the Goods (as defined in the Agreement for Hire) to drill one or more of the forty-eight (48) wells to be drilled on the Comet Ridge Project by Mitchell pursuant to the Drilling Contract. Mitchell shall continue to pay TOGA rent installments of US$40,000.00 during the Hiring Period for the Goods as specified in Section 2 of the Agreement for Hire.

4.	Compressors. Mitchell shall purchase the Compressors from TOGA for U. S. Two Hundred Thirty-three Thousand Eight Hundred Forty and no/100ths Dollars ($233,840. 00) at a point of delivery in Australia designated by TOGA, on or before September 30, 2002. Mitchell shall make all arrangements, and pay all costs, duties, expenses and taxes applicable to the Compressors from the point of delivery. TOGA will provide Mitchell an

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October 7, 2002

opportunity to inspect the Compressors before the sale date, and Mitchell shall accept the Compressors from TOGA “AS IS, WHERE IS AND SUBJECT TO ALL FAULTS”, AND WITHOUT ANY WARRANTIES (WHETHER EXPRESSED, IMPLIED OR STATUTORY) INCLUDING, WITHOUT LIMITATION, CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, MERCHANTABILITY, FITNESS FOR ANY PURPOSE OR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS. To the extent enforceable under applicable laws, TOGA will convey the Compressors to Mitchell with full subrogation and substitution of Mitchell to all applicable covenants and warranties including, without limitation, contractors’, manufacturers’ and suppliers’ warranties, which have heretofore been made by any third party contractor, manufacturer or supplier with respect to the Compressors.

5.	Insurance. Mitchell shall insure and keep all of the Equipment insured as and from the time that the Equipment leaves the factory or premises of the supplier or manufacturer (with an insurer of recognized standing acceptable to the lender and TOGA) for its full insurable value against such risks as the lender and TOGA may nominate or, in the absence of such nomination, against loss or damage by fire, theft, accident and such other risks as are insured against by prudent persons engaged in a similar business to that of Mitchell. The insurance policy shall name lender and TOGA as additional insureds. Mitchell shall deliver the insurance policy (or certificates thereof) to the lender and TOGA and shall promptly pay all premiums and stamp duty which are necessary for effecting and keeping the insurance in force. Mitchell shall, on demand, produce to the lender and TOGA evidence to their respective satisfaction that the current insurance premiums have been paid and that the insurance required hereunder is in force. If the Hirer defaults in effecting or keeping in force any insurance hereunder or if such insurance shall from any cause become void or invalidated, the lender or TOGA may at any time without prejudice to their other rights and remedies, but without any obligation so to do, pay the premiums for the insurance. Any premiums paid by TOGA shall be immediately recoverable from Mitchell, and until paid shall be added to the Drilling Contract Credits. In the event of a total loss of the Equipment, TOGA shall be entitled to collect an amount equal to the Drilling Contract Credits that have accrued through the insurance settlement date from the insurance policy proceeds.

6.	Further Endeavors. This agreement states the material terms of the agreement made by Mitchell and TOGA with respect to the Equipment. The parties acknowledge that it shall be necessary to complete the Soilmec Contract, negotiate the Drilling Contract and perform other undertakings contemplated hereby. Accordingly, the parties shall cooperate with each other, and employ their respective best endeavors, to: (a) contact Soilmec, or such other persons as the parties may deem reasonable or necessary, to obtain approvals, consents or other third party agreements as may be necessary to implement this agreement; (b) negotiate all documents, and perform all undertakings, which the parties

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may deem reasonable or necessary to implement this agreement in good faith; and (c) obtain any internal corporate approvals, government certificates or other materials as the parties may deem reasonable or necessary implement this agreement.

         This agreement shall be: (a) executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute the same agreement; (b) governed by the laws of the State of Texas, without regard to any conflict of law rules that would refer to the laws of another jurisdiction; (c) liberally construed, and if any provision of this agreement is determined by a court with jurisdiction to be unenforceable, void or voidable (i) that provision shall be reformed to the maximum extent permitted by applicable laws to be enforceable and valid and (ii) the enforceability and validity of the remaining provisions of this agreement shall not be affected. All notices between the parties pertaining to this agreement shall be deemed to be received if delivered by overnight courier or express mail service (with delivery charges prepaid) to the Mitchell’s address set forth above, TOGA’s address at 633 17th Street, Suite 1550, Denver, Colorado 80202 or at such other address as either party may designate in writing.

         If this agreement accurately describes Mitchell’s understandings of the transactions to be performed with respect to the Equipment, please return one originally executed copy of this agreement to me.

Very truly yours, TIPPERARY OIL & GAS (AUSTRALIA) PTY LTD.
By:	/s/ DAVID L. BRADSHAW

David L. Bradshaw, CEO

ACCEPTED AND AGREED TO September 14, 2002 MITCHELL DRILLING CONTRACTORS PTY LTD.
By:	/s/ NATHAN MITCHELL

Nathan Mitchell, Managing Director

TERM NOTE

FOR VALUE RECEIVED, the undersigned, MITCHELL DRILLING CONTRACTORS PTY LTD. (herein called “Maker”) promises to pay to the order of Tipperary Oil & Gas (Australia) Pty Ltd. (herein called “Payee,” which shall include in every instance to any owner of holder of this note) the sum of ________________________________________ DOLLARS ($_______________), without interest on the principal hereof from time to time outstanding from the date of advancement until maturity, the principal being payable in lawful money of the United States of America at Payee at 633 17th Street, Suite 1550, Denver, Colorado 80202 or at such other address as TOGA may designate in writing.

                  The principal of this note is due and payable on or before March 15, 2003 (unless Payee sooner makes demand for payment). Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but shall not constitute payment hereunder except to the extent that Payee unconditionally receives actual cash proceeds from such instrument.

(a) The outstanding principal balance of the Loan shall not bear interest before maturity (however maturity may be brought about).

(b) All past due principal and accrued interest shall bear interest from and after maturity until paid at the Highest Lawful Rate computed on a per annum basis of a year of 365 days.

         This note is issued pursuant to an agreement dated September 26,2002 herewith between Maker and Payee (“Agreement”), and reference is hereby made to the Agreement for certain rights regarding the prepayment and acceleration hereof. Without limiting the foregoing, the Borrower may, at its option, prepay the outstanding principal amount of the Note in whole at any time, or in part from time to time, without premium or penalty, upon giving the Payee at least one (1) Business Days’ prior written notice of the principal amount to be prepaid and the date of the prepayment.

         If Maker files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any arrangement, composition, readjustment, or similar relief for Maker under any present or future statute, law or regulation, or files any answer admitting the material allegations of a petition filed against Maker in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee or receiver, on all or any substantial part of the properties of Maker, or if a decree or order has been entered by a court having jurisdiction in the premises adjudging Maker to be bankrupt or insolvent under the federal bankruptcy laws or any applicable law of the United States of America or any state law, or appointing a receiver or trustee or assignee in bankruptcy or insolvency of Maker of any of Maker’s properties, and such decree or order is not discharged or stayed within a period of thirty (30) days, of if Maker makes an assignment for the benefit of creditors, or if Maker fails to pay this note or any installment hereof, whether principal or interest, when due, then Payee shall have the option, to the extent permitted by applicable law, to declare this note due and payable, whereupon the entire unpaid principal balance of this note (and all accrued unpaid interest hereon) shall mature and become due and payable at once without presentment, demand, protest or notice of any kind (including, but not limited to, notice of intention to accelerate or notice of acceleration), all of which are hereby expressly waived by Maker. The time of payment of this note also is subject to acceleration in the same manner provided in this paragraph in the event Maker defaults or otherwise fails to discharge its obligations under the Agreement or any of the instruments securing payment hereof or relating hereto.

         Maker and any and all sureties, guarantors and endorsers of this note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for this note, (c) to the release of any party primarily or secondarily liable hereon, and (d) that it is not necessary for Payee to first institute or exhaust Payee’s remedies against Maker (or any other party liable therefor), or against any security for this note, in order to enforce payment of this note.

         If default occurs hereunder (or under the Agreement or any of the instruments securing payment hereof) and this note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this note is collected by suit or legal proceedings or through the probate court or bankruptcy proceedings, Maker agrees to pay all reasonable attorney’s fees and all expenses of collection and costs of court.

         It is the intention of the Parties to strictly comply with applicable usury Laws, if any; accordingly, it is agreed that notwithstanding any provisions to the contrary in this note, the Agreement or any other document relating hereto (“Loan Document”), in no event shall any Loan Document permit or require the payment, taking, reserving, receiving collection or charging of interest in excess of the Highest Lawful Rate. If any such excess of interest is called for, contracted for, charged, taken, reserved or received under any Loan Document (or in any communication by Payee or any other Person to Maker) or if all or a part of the principal or interest thereof is accelerated, prepaid or repaid, so that under any of such circumstances (or any other circumstances) the amount of interest contracted for, charged, taken, reserved or received under any Loan Document on the amount of principal actually outstanding from time to time thereunder shall exceed the Highest Lawful Rate, then in any such event (a) the provisions of this paragraph shall govern and control, (b) no Person now or hereafter liable for the payment of the loan shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate, (c) any such excess which is or has been collected or received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the loan or, if the loan has been or would be repaid in full by that credit, refunded to the person paying the excess, and (d) the provisions of the applicable Loan Documents, and any communication to Maker, shall immediately be deemed reformed and the excess interest reduced, without the necessity of executing any other document, to the Highest Lawful Rate under the applicable usury Laws as now or hereafter construed by the courts having jurisdiction thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, collected, taken, reserved or received in connection with the Loan Documents which are made for the purpose of determining whether that rate exceeds the Highest Lawful Rate shall be made to the extent permitted by applicable Laws by amortizing, prorating, allocating and spreading during the period of the full term of the loans made pursuant to the Loan Documents, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken collected, reserved or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating thereto.

To the extent the interest rate Laws of the State of Texas are applicable to the Loan Documents for purposes of determining the “Highest Lawful Rate,” the applicable interest rate ceiling is the weekly ceiling (formerly the indicated rate ceiling) determined in accordance with Texas Revised Civil Statutes, Title 79, Article 5069-1D.003 (also codified at Texas Finance Code, Section 303.301, and formerly Texas Revised Civil Statutes, Article 5069-1.01), as amended. To the extent the Loan Documents are an open end account as defined in Texas Revised Civil Statutes, Title 79, Article 5069-1B.002(14) (also codified at Texas Finance Code, Section 301.001(3), and formerly Texas Revised Civil Statutes, Article 5069-1.01 (f)), as amended, the Payee retains the right to modify the interest rate in accordance with applicable Law. Maker and Payee agree that Texas Finance Code, Chapter 346 (formerly Texas Revised Civil Statutes, Title 79, Chapter 150, which regulates certain revolving loan accounts and revolving tri-party accounts, shall not govern or in any manner apply to the Loan Documents or the loan.

         This note shall be governed by and construed under the applicable laws of the State of Texas and the laws of the United States of America.

         To the extent that the interest rate laws of the State of Texas are applicable to this note and unless changed in accordance with law, the applicable interest rate ceiling is the indicated (weekly) ceiling determined in accordance with Section 303.301 of the Texas Finance Code, as amended. Maker represents and warrants to Payee that all loans evidenced by this note are for business, commercial, investment or other similar purposes, and are not primarily for personal, family, household or agricultural use (as such terms are used or defined in Section 303.501 of the Texas Finance Code, as amended, and Regulation Z promulgated by the Board of Governors of the Federal Reserve System and under Titles I and V of the Consumer Credit Protection Act.

         This note is entitled to all of the benefits of the Agreement; and the payment of this note is secured by security interests in the Equipment (as defined in the Agreement).

MITCHELL DRILLING CONTRACTORS PTY LTD.
By:

-MAKER-